LETTER TO BROKERS, DEALERS, COMMERCIAL BANKS,
TRUST COMPANIES AND OTHER NOMINEES

To Tender Shares of Common Stock
of

Caremark Rx, Inc.
for
$29.25 in Cash
and
0.426 of a Share of Common Stock
(together with the associated preferred stock purchase rights)
of

Express Scripts, Inc.

Pursuant to the Prospectus/Offer to Exchange dated January 16, 2007

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FEBRUARY 13, 2007, UNLESS THE OFFER IS EXTENDED. SHARES TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF EXPRESS SCRIPTS’ OFFER TO EXCHANGE, BUT NOT DURING ANY SUBSEQUENT OFFER PERIOD.

January 16, 2007

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

We have been engaged by Express Scripts, Inc., a Delaware corporation (“Express Scripts”), to act as dealer managers in connection with Express Scripts’ offer to exchange each issued and outstanding share of common stock, par value $0.001 per share (jointly, the “Caremark Shares”) of Caremark Rx, Inc. (“Caremark”), a Delaware corporation, validly tendered and not withdrawn prior to expiration of the Offer (as defined below) for:

•	$29.25 in cash, less any applicable withholding tax and without interest; and

•	0.426 of a share of Express Scripts common stock (together with the associated preferred stock purchase rights)

upon the terms and subject to the conditions of a Prospectus/Offer to Exchange, dated January 16, 2006 (the “Prospectus/Offer to Exchange”), and a related Letter of Transmittal (which together, as amended, supplemented or modified from time to time, constitute the “Offer”). In addition, Caremark stockholders will receive cash with respect to any fractional shares of Express Scripts common stock to which they otherwise would be entitled. The Prospectus/Offer to Exchange and the Letter of Transmittal more fully describe the Offer. Defined terms used but not defined herein have the respective meanings given to them in the Prospectus/Offer to Exchange.

We are requesting that you contact your clients for whom you hold Caremark Shares regarding the Offer. For your information and for forwarding to your clients for whom you hold Caremark Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The Prospectus/Offer to Exchange;

2. The Letter of Transmittal for your use and for the information of your clients (including the Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9);

3. A Notice of Guaranteed Delivery to be used to accept the Offer if, prior to the expiration date, certificates for Caremark Shares are not available, if time will not permit all required documents to reach the Exchange Agent or if the procedure for book-entry transfer cannot be completed;

4. A form of letter, which may be sent to your clients for whose account you hold Caremark Shares registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

5. A return envelope addressed to National City Bank, our exchange agent.

Your prompt action is requested. The Offer will expire at 12:00 midnight, New York City time, on February 13, 2007, unless extended. Caremark Shares tendered pursuant to the Offer may be withdrawn at any time before the expiration date, but not during any subsequent offering period.

6. Our offer is conditioned upon, among other things, the following:

•	Caremark stockholders shall have validly tendered and not withdrawn prior to the expiration of the offer at least that number of shares of Caremark common stock that, when added to the shares of Caremark common stock then owned by Express Scripts or any of its subsidiaries, shall constitute a majority of the then outstanding shares of Caremark common stock on a fully diluted basis.

•	The Caremark/CVS merger agreement shall have been validly terminated on terms reasonably satisfactory to Express Scripts, and Express Scripts reasonably believing that Caremark could not have any liability, and CVS not having asserted any claim of liability or breach against Caremark in connection with the Caremark/CVS merger agreement other than with respect to the possible payment of the termination fee required thereby.

•	The board of directors of Caremark shall have approved the offer and the second-step merger described herein or any other business combination satisfactory to Express Scripts between Caremark and Express Scripts (and/or any of Express Scripts’ subsidiaries) pursuant to the requirements of Section 203 of the Delaware General Corporation Law or Express Scripts shall be satisfied that Section 203 does not apply to or otherwise restrict the offer, the second-step merger described herein or any such business combination.

•	Any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (as amended) shall have expired or been terminated prior to the expiration of the offer.

•	The registration statement of which this prospectus/offer to exchange is a part shall have become effective under the Securities Act of 1933, as amended, no stop order suspending the effectiveness of the registration statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and Express Scripts shall have received all necessary state securities law or “blue sky” authorizations.

•	The stockholders of Express Scripts shall have approved the issuance of shares of Express Scripts common stock pursuant to the offer and the second-step merger as required under the rules of the NASDAQ Global Select Market, and such shares shall have been authorized for listing on the NASDAQ Global Select Market, subject to official notice of issuance.

•	Express Scripts shall have received proceeds under the facilities contemplated by its commitments from Credit Suisse Securities (USA) LLC, Credit Suisse, Cayman Islands Branch, Citigroup Global Markets Inc. and Citicorp North America, Inc. that, together with Express Scripts’ cash on hand, are sufficient to permit Express Scripts to complete the transactions contemplated by the offer and shall have remaining commitments sufficient to fund the second-step merger and to pay fees, expenses and other related amounts.

•	Express Scripts shall have completed to its reasonable satisfaction confirmatory due diligence of Caremark’s non-public information on Caremark’s business, assets and liabilities and shall have concluded, in its reasonable judgment, that there are no material adverse facts or developments concerning or affecting Caremark’s business, assets and liabilities that have not been publicly disclosed prior to the commencement of our offer.

Furthermore, the Offer is subject to certain conditions set forth in the section of the Prospectus/Offer to Exchange entitled “The Exchange Offer — Conditions of the Offer,” which you should review in detail.

To participate in the Offer, a duly executed and properly completed Letter of Transmittal (or agent’s message in lieu thereof), with any required signature guarantees and any other required documents, must be sent to the Exchange Agent and certificates representing the Caremark Shares must be delivered to the Exchange Agent (or book-entry transfer of the Caremark Shares must be made into the Exchange Agent’s account at the Book-Entry Transfer Facility (please see the section of the Prospectus/Offer to Exchange entitled “The Exchange Offer — Procedure for Tendering”), all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus/Offer to Exchange.

Express Scripts will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus/Offer to Exchange, the Letter of Transmittal and the related documents to the beneficial owners of Caremark Shares held by such brokers, dealers, commercial banks and trust companies as nominee or in a fiduciary capacity. Express Scripts will pay or cause to be paid all stock transfer taxes applicable to the exchange of Caremark Shares pursuant to the Offer, except as set forth in Instruction 6 of the Letter of Transmittal.

Questions or requests for assistance may be directed to the Information Agent or the Exchange Agent at the addresses and telephone numbers set forth on the back cover page of the Prospectus/Offer to Exchange. You can also obtain additional copies of the Prospectus/Offer to Exchange, the Letter of Transmittal and the Notice of Guaranteed Delivery from the Information Agent.

Very truly yours,

Citigroup Global Markets Inc.	Credit Suisse Securities (USA) LLC

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF EXPRESS SCRIPTS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE EXCHANGE AGENT, OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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